UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2021

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run

Newtown, PA 18940

(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive

Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ONTX	The Nasdaq Stock Market LLC
Common Stock Warrants	ONTXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 7, 2021, Onconova Therapeutics, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (collectively, the “Investors”) for the sale by the Company directly to the Investors of an aggregate of 19,551,124 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a purchase price of $0.445 per share (the “Registered Direct Offering”).  The Registered Direct Offering is expected to close on January 11, 2021, subject to customary closing conditions set forth in the Purchase Agreement.  The Company intends to use the net proceeds of the Registered Direct Offering for working capital and general corporate purposes. The Company estimates that the net proceeds from the transactions will be approximately $8.5 million after deducting estimated transaction expenses.

The 19,551,124 shares of Common Stock sold in the Registered Direct Offering were offered and sold by the Company directly to the Investors, without a placement agent, underwriter, broker or dealer, pursuant to an effective shelf registration statement on Form S-3 (File No. 333-237844) declared effective by the Securities and Exchange Commission (the “SEC”) on May 18, 2020, and the base prospectus contained therein. Prior to closing, the Company will file a prospectus supplement with the SEC relating to the offer and sale of the shares of Common Stock in the Registered Direct Offering.

Under the Purchase Agreement, subject to certain exceptions, the Company is subject to lock-up restrictions on the issuance and sale of our securities for 60 days following the closing of the Registered Direct Offering. Additionally, under the Purchase Agreement, subject to certain exceptions, the Company is prohibited from effecting or entering into an agreement to effect any “variable rate transactions” as defined in the Purchase Agreement for a period of five years following the closing of the Registered Direct Offering.

In addition, each Investor has agreed that such Investor will not, during the period commencing on the date of the Purchase Agreement and ending on the earlier of (i) the calendar day immediately following the date established by the Company’s board of directors as the record date for the Company’s special meeting of stockholders to be held on March 4, 2021 and (ii) January 21, 2021, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares such investor purchased in the Registered Direct Offering. Each Investor has also agreed to vote all of the shares of the Common Stock beneficially owned by such Investor and its affiliates and entitled to vote at the special meeting of stockholders to be held on March 4, 2021 in favor of each Company proposal that is submitted by the Company to its stockholders for a vote at the special meeting.

In connection with the Registered Direct Offering, we have agreed to pay Lincoln Park Capital Fund, LLC, as the lead investor, an aggregate of $100,000 as the full and complete expense reimbursement of Lincoln Park’s expenses in connection with the Registered Direct Offering, including any due diligence expenses and legal fees. Furthermore, under the Purchase Agreement, we have granted Lincoln Park certain rights to participate in up to 50% of the amount of any future offerings of Common Stock or securities exercisable for or convertible into Common Stock that the Company seeks to complete within one year after the closing of the Registered Direct Offering, other than a firm commitment public offering.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the Company and the Investors. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the Company and the Investors and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by references to the full text of the Purchase Agreement, the form of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the validity of the shares of Common Stock issued in the Registered Direct Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01.   Other Events.

On January 7, 2021, the Company issued a press release announcing the Registered Direct Offering.  The full text of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
5.1	Opinion of Morgan, Lewis & Bockius LLP.

10.1	Form of Purchase Agreement, dated as of January 7, 2021, by and among Onconova Therapeutics, Inc. and the investors party thereto.

23.1	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1).

99.1	Press release dated January 7, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2021	Onconova Therapeutics, Inc.

	By:	/s/ Mark Guerin
Name: Mark Guerin
Title: Chief Financial Officer